Exhibit 99.1

PRESS RELEASE

Mid Penn Bancorp, Inc.

349 Union Street

Millersburg, PA  17061

1-866-642-7736

CONTACTS

Rory G. Ritrievi President Chief Executive Officer	Kevin W. Laudenslager Chief Financial Officer

MID PENN BANCORP, INC. REPORTS FOURTH QUARTER EARNINGS AND DECLARES DIVIDEND

January 22, 2014 – Millersburg, PA – Mid Penn Bancorp, Inc. (“Mid Penn”) (NASDAQ:  MPB), the parent company of Mid Penn Bank, today reported net income available to common shareholders for the fourth quarter of $1,313,000, or $0.37 per common share, an increase of 23.6% over net income available to common shareholders of $1,062,000, or $0.30 per common share, reported during the same period in 2012.  Mid Penn’s net income available to common shareholders for the year ended December 31, 2013 was $4,616,000, or $1.32 per common share, an increase of 4.0% over the $4,437,000 in net income available to common shareholders, or $1.27 per common share, reported for the year ended December 31, 2012.  Mid Penn also reported a $61,434,000, or 12.8%, increase in net loans, $11,110,000, or 2.4%, increase in total non-time deposits, and $7,925,000, or 1.1%, increase in total assets over the same period in 2012.

2013 Financial Highlights
(dollars in thousands, except per share data)

			Change
	12/31/13	12/31/12	$	%

Total Assets	$713,125	$705,200	$7,925	1.1%

Total Loans (net)	540,145	478,711	61,434	12.8%

Total Non-Time Deposits	472,918	461,808	11,110	2.4%

	Quarter Ended				Year-to-Date Ended

			Change				Change
	12/31/13	12/31/12	$	%	12/31/13	12/31/12	$	%

Net Interest Income	$6,179	$5,771	$408	7.1%	$23,926	$23,241	$685	2.9%

Provision for Loan and Lease Losses	200	361	(161)	-44.6%	1,685	1,036	649	62.6%

Total Noninterest Income	794	957	(163)	-17.0%	3,290	3,683	(393)	-10.7%

Total Noninterest Expense	4,996	4,926	70	1.4%	19,391	19,693	(302)	-1.5%

Net Income Available to Common Shareholders	1,313	1,062	251	23.6%	4,616	4,437	179	4.0%

Diluted Earnings per Common Share	0.37	0.30	0.07	23.3%	1.32	1.27	0.05	3.9%

Return on Average Equity	10.45%	8.28%	N/A	26.2%	9.37%	8.78%	N/A	6.7%

President’s Statement

I am pleased to announce our fourth quarter 2013 financial results and our final results for the full year.  As can be seen above, net income available to common shareholders improved almost 24% for the quarter, versus the comparable quarter last year, and 4% for the year.  That success was driven by healthy loan growth, improvement in net interest margin, control of expenses and improvement in asset quality - all important metrics for Mid Penn.

Weighing against those positives was an erosion in noninterest income, led by a decline in mortgage banking income.  The last few years in the residential mortgage market were strong as low rates generated healthy refinance activity.  With rates increasing modestly over the last two years, refinance activity has slowed dramatically.  While we remain committed to the residential mortgage market, we do so recognizing that the overall market will likely remain challenged for months to come.  We also remain committed to developing the remainder of our noninterest income sources, such as fiduciary activity, interchange activity, merchant activity, and the development of our insurance business.

We are encouraged by 2013 as another step forward in the turnaround of Mid Penn.  We enter 2014 cautiously optimistic that it too will bring another year of improvement with our continued focus on quality asset growth, low cost source of funds, control of operating expenses and increased noninterest income.

On behalf of the Board of Directors, I announce today that Mid Penn Bancorp, Inc. is declaring a cash dividend of $0.05 per share on our common stock, our thirteenth consecutive quarter of paying a cash dividend.  The dividend is payable February 24, 2014 to shareholders of record February 5, 2014.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”).  Accordingly, the financial information in this announcement is subject to change.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this press release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Mid Penn to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  The words “expect”, “anticipate”, “intend”, “plan”, “believe”, “estimate”, and similar expressions are intended to identify such forward-looking statements.

Mid Penn’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

•	The effects of future economic conditions on Mid Penn and its customers;
•	Governmental monetary and fiscal policies, as well as legislative and regulatory changes;
•	Future actions or inactions of the United States government, including a failure to increase the government debt limit or a prolonged shutdown of the federal government;
•	Possible impacts of the capital and liquidity requirements proposed by the Basel III standards and other regulatory pronouncements, regulations and rules;
•	The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
•

The risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;

•	The effects of economic deterioration and the prolonged economic malaise on current customers, specifically the effect of the economy on loan customers’ ability to repay loans;
•

The effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in Mid Penn’s market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;

•	The costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
•	Technological changes;
•	Acquisitions and integration of acquired businesses;
•	The failure of assumptions underlying the establishment of reserves for loan and lease losses and estimations of values of collateral and various financial assets and liabilities;
•	Acts of war or terrorism;
•	Our ability to maintain compliance with the exchange rules of the NASDAQ Stock Market, Inc.;
•	Our ability to maintain the value and image of our brand and protect our intellectual property rights;
•	Disruptions due to flooding, severe weather, or other natural disasters or Acts of God;
•	Volatilities in the securities markets; and
•	Slow economic conditions.

All written or oral forward-looking statements attributable to Mid Penn are expressly qualified in their entirety by these cautionary statements.